                                                  Filed pursuant to Rule 424(b)3
                                                      Registration No. 333-47261
                                                   Registration No. 333-47261-01

PROSPECTUS SUPPLEMENT NO. 3
(TO THE PROSPECTUS DATED MAY 14, 1998)

                        10,000,000 PREFERRED SECURITIES

NEWELL LOGO                 NEWELL FINANCIAL TRUST I
            5 1/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                      (CONVERTIBLE QUIPS(SM)* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
   GUARANTEED TO THE EXTENT SET FORTH IN THE PROSPECTUS REFERENCED HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                                   NEWELL CO.
                            ------------------------

     This Prospectus Supplement No. 3 supplements and amends the Prospectus dated May 14, 1998, as supplemented by the Prospectus Supplement dated June 5, 1998, and the Prospectus Supplement No. 2 dated June 25, 1998, (the "Prospectus") relating to (i) the 5 1/4% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of Newell Financial Trust I, a statutory business trust formed under the laws of the State of Delaware, and
(ii) the shares of common stock of Newell Co., a Delaware corporation (the "Company"), $1.00 par value per share (the "Company Common Stock"), issuable upon conversion of the Preferred Securities.

     The Selling Holder Table is hereby amended so that the following line items read as follows:

                                                                                            SHARES OF COMPANY
                                                                         NUMBER OF             COMMON STOCK
                                                                    PREFERRED SECURITIES      ISSUABLE UPON
                                                                         OWNED AND            CONVERSION OF
                         NAME OF SELLING HOLDER                        OFFERED HEREBY      PREFERRED SECURITIES
                         ----------------------                     --------------------   --------------------
 18.  Boston College Endowment Fund...............................           3,300                  3,255
 33.  Employers' Reinsurance Corporation..........................          30,000                 29,595
109.  Museum of Fine Arts, Boston.................................           1,900                  1,874
112.  New Hampshire State Retirement System.......................           9,600                  9,470
131.  Promutual...................................................           8,000                  7,892
134.  Putnam Balanced Retirement Fund.............................           4,700                  4,636
135.  Putnam Convertible Income-Growth Trust......................         130,000                128,245
136.  Putnam Convertible Opportunities and Income Trust...........           6,700                  6,609
138.  Rhone-Poulenc Rorer Inc. Pension Plan.......................          10,500                 10,358
166.  University of Rochester.....................................           1,900                  1,874
181.  JP Morgan Securities Inc....................................         105,800                104,371
      Total.......................................................       8,968,441              8,847,298

Additionally, the following new line items are hereby added to the Selling Holder Table:

184.  The Minnesota Mutual Life Insurance Company.................          26,700                 26,339
185.  Parker-Hannifin Corporation.................................           4,500                  4,439
186.  Premier Global Yield Plus...................................          10,000                  9,865

     The Prospectus, together with this Prospectus Supplement No. 3, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

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* QUIPS is a servicemark of Goldman, Sachs & Co.
                            ------------------------

            The date of this Prospectus Supplement is July 13, 1998.